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                                HANDY & HARMAN


                           Long-Term Incentive Plan

                  SECTION 1 -  Purpose and Term of Plan

                  The Long-Term Incentive Plan is designed to attract and retain the services of selected key employees who are in a position to make a material contribution to the successful operation of the business of Handy & Harman or one or more of its subsidiaries. Awards under the Plan shall be made to selected Participants in the form of shares of Restricted Stock. The Plan shall become effective on January 1, 1988, subject to approval by the shareholders of Handy & Harman. No awards may be made under the Plan subsequent to December 31, 1997.

                  SECTION 2 - Definitions

                  For the purposes of the Plan, the following terms shall have the following meanings:

                 (a) "Board of Directors" means the Board of Directors of the Corporation.

                 (b) "Change in Control" means the occurrence of one of the following:

                 (x) A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or, if Item 6(e) is no longer in effect, any regulation issued by the Securities and Exchange Commission which serves similar purposes; or

                  (y) Any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing twenty-five


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                  percent (25%) or more of the combined voting power of the
                  Corporation's then outstanding securities.

                           (c) "Code" means the U.S. Internal Revenue Code,
as amended.

                           (d) "Committee" means the Compensation Committee
of the Board of Directors or such other committee as may be designated by the Board of Directors.


                           (e) "Corporation" means Handy & Harman, a New York
corporation.
                           (f) "Common Stock" means the common stock, $1.00 par
value, of the Corporation.

                           (g) "Disability" means a physical or mental
impairment sufficient to make the individual eligible for benefits under the Long-Term Disability Plan of the Corporation, so long as such impairment also constitutes a disability within the meaning of Section 105(d)(4) of the Code.

                           (h) "Participant" means a key employee of the
Corporation or a Subsidiary who has been selected by the Committee to participate in the Plan, including directors of the Corporation who are also salaried officers of the Corporation.

                           (i) "Plan" means the Long-Term Incentive
Plan of Handy & Harman, as amended from time to time.

                           (j) "Restricted Period" means the period of years
selected by the Committee pursuant to Section 4.2.

                           (k) "Restricted Stock" means the Common Stock which
has been awarded to a Participant subject to the restrictions referred to in
Section 4, so long as such restrictions are in effect.

                           (l) "Retirement" means normal or early retirement
under the terms of a pension plan of the Corporation or a Subsidiary or voluntary termination of employment; PROVIDED, HOWEVER, that in either case, the Committee must have given its prior consent to treat the individual's termination of employment as a retirement.


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                  (m) "Subsidiary" means any corporation or other legal entity, domestic or foreign, more than 50 percent of the voting power of which is owned or controlled, directly or indirectly, by the Corporation.

                  SECTION 3 -  General Provisions

                  3.1 The Committee shall from time to time:

                  (a) Designate those persons to be granted awards under the Plan.

                  (b) Determine the performance conditions under which awards of Restricted Stock will be made.

                  (c) Communicate the performance conditions to the Partici-pants in a timely manner.

                  (d) Determine the number of shares of Common Stock which shall be granted to each such person.

                  (e) Determine the Restricted Period with respect to the awards and any other conditions relating to the awards as it may deem appropriate, consistent with the provisions of the Plan.

                  3.2 Participants shall be selected by the Committee from among the key employees of the Corporation and its subsidiaries who are in a position to have a material impact on the results of the operations of the Corporation and its Subsidiaries in future years.

                  3.3 (a) Shares of Common Stock which may be issued under the Plan may be either treasury shares or authorized and unissued shares of Common Stock.

                  (b) Any shares of Common Stock returned to the Corporation as the result of the forfeiture of Restricted Stock shall again be available for award under the terms of the Plan.

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                  (c) Subject to Section 7.6, the aggregate number of shares of
Common Stock that may be awarded under the Plan is 400,000.

                  3.4 In making any determination as to Participants to whom awards of Restricted Shares may be made and as to the number of Restricted Shares to be allocated to any Participant, the Committee shall take into account the duties of the respective Participants, their contribution to the success of the Corporation and its Subsidiaries over a period specified by the Committee but more than one (1) year and such other factors as the Committee may deem relevant in connection with accomplishing the purposes of the Plan.

                  SECTION 4 - Restricted Stock

                  4.1 An award of Restricted Stock shall entitle a Participant to receive, on the date or dates designated by the Committee, the number or shares of Common Stock selected by the Committee. Restricted Stock awards shall be expressly subject to the terms and conditions described in this Section 4.

                  4.2 During the Restricted Period selected by the Committee, shares of Restricted Stock awarded to the Participant may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided. Except for such restrictions, the Participant, as owner of such shares, shall have all the rights of a shareholder, including (but not limited to) the right to receive all dividends paid on such shares (subject to the provisions of Sections 7.6 and 7.7) and the right to vote such shares.

                  4.3 In the event of a Change in Control of the Corporation during the Restricted Period, all restrictions imposed on the Restricted Stock under Section 4.2 shall be removed and the Participant shall be the owner of such shares free of any restrictions.

                  4.4 If a Participant ceases to be an employee of the

Corporation or its Subsidiaries during the Restricted Period for any reason other than death, Disability or Retirement, all shares of Restricted Stock theretofore awarded to him which are still subject to the restrictions imposed by Section 4.2 shall upon such termination of employment be forfeited and returned to the Corporation.

                  4.5 If a Participant ceases to be an employee of the Corporation or its Subsidiaries during the Restricted Period by reason of death, Disability or Retirement, shares of Restricted Stock shall become free of the restrictions imposed by

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Section 4.2 to the extent determined by the Committee in its sole discretion and the Corporation will deliver to him or his beneficiary, as the case may be, within sixty (60) days, such shares of Common Stock pursuant to Section 4.8. Any shares of common Stock which do not become free of restrictions shall be forfeited and returned to the Corporation.

                  4.6 Each Participant awarded shares of Restricted Stock shall enter into an Agreement with the Corporation in a form specified by the Committee, agreeing to the terms and conditions of the award and such other matters as the Committee shall in its sole discretion determine. Failure by the Participant to comply with the provisions of the Agreement shall cause the shares of Restricted Stock to be forfeited and returned to the Corporation.

                  4.7 Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant, shall be deposited by him with the corporation together with a stock power endorsed in blank and shall bear the following (or similar) legend:

                  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in Section 4 of the Long-Term Incentive Plan of Handy & Harman and an Agreement entered into between the registered owner and Handy & Harman."

                  4.8 When the restrictions imposed by Section 4.2 or other similar restrictions expire, terminate or have otherwise been satisfied with respect to one or more shares of Restricted Stock, the Corporation shall deliver to the Participant (or his legal representative, beneficiary or heir) a certificate or certificates representing one share of Common Stock for each such share of Restricted Stock deposited with it by the Participant pursuant to
Section 4.7. Such certificate or certificates shall not bear the legend referred to in Section 4.7. At that time, the Agreement referred to in Section 4.6, as it relates to such shares, shall be terminated.

                  SECTION 5 - Administration

                  5.1 The Plan shall be administered by the Committee, which shall be composed of such members (not less than three) of the Board of

Directors as shall be appointed from time to time by the Board. At all times the Committee shall be composed of directors, no member of which shall be eligible to be a Participant. Any

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member of the Committee may resign at any time. The Board of Directors may remove any member of the Committee at any time and may fill any vacancy in the Committee.

                  5.2 Subject to the provisions of the Plan, the Committee shall have exclusive power to select the key employees who shall be Participants and to determine the amount of, or method of determining, the awards to be made to each such Participant.

                  5.3 The Committee's interpretation of the Plan or of any award granted pursuant thereto shall be final and binding on all Participants.

                  5.4 The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the operation and administration of the Plan.

                  5.5 The Committee shall appoint a secretary thereof who will be responsible for maintaining records of the minutes of meetings of the Committee and other actions of the Committee throughout the term of the Plan and continuing thereafter while any shares of Restricted Stock are outstanding.

                  SECTION 6 - Amendment or Termination

                  6.1 Upon recommendation by the Committee, the Board of Directors may amend any provision of the Plan or any agreement thereunder at any time; provided, however, that no such amendment may increase the number of shares of Common Stock as indicated in section 3.3 which may be awarded under the Plan, change the class of employees eligible to participate in the Plan, or materially increase the benefits accruing to Participants of the Plan, unless such amendment is approved by the holders of a majority of the outstanding shares of Common Stock entitled to vote.

                  6.2 The Board of Directors shall also have the right to terminate the Plan at any time. If the Plan is terminated, any awards of Restricted Stock made prior to the date of termination shall not be affected and shall continue in effect in accordance with the provisions of the Plan, including the provisions relating to the authority of the Committee to administer and interpret the Plan.

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                  Except with the consent of the Participant, no amendment,
suspension or termination shall impair the rights of any Participant in any Common Stock awarded to such Participant under the Plan.

                  6.3 The Committee may refrain from designating any

Participants or from making any awards at any time during the term of the Plan, but such action shall not be deemed a termination of the Plan. No Participant or officer shall have any claim or right to be granted awards under the Plan.

                  SECTION 7 - Miscellaneous

                  7.1 The fact that a key employee has been designated as a Participant shall not confer on him any right to be retained in the employ of the Corporation or one or more of its subsidiaries, or to continue to be designated as a Participant.

                  7.2 No award under the Plan shall be taken into account in determining a Participant's compensation for the purposes of any group life insurance or other employee benefit or pension plan of the Corporation or a Subsidiary.

                  7.3 The Plan shall not be deemed an exclusive method of providing incentive compensation for the officers and employees of the Corporation and its Subsidiaries, nor shall it preclude the Board of Directors from authorizing or approving other forms of incentive compensation.

                  7.4 All expenses and costs in connection with the operation of the Plan shall be borne by the Corporation.

                  7.5 Restricted Stock awarded pursuant to the Plan shall not be transferable by the Participant other than by will or the laws of descent and distribution.

                  7.6 In the event of any change in the outstanding shares of Common Stock in the Corporation by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change other than a Change in Control, the maximum aggregate number and class of shares from which awards of Restricted Stock may be granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any new shares of Restricted Stock which are issued to a Participant will continue to be subject to the same restrictions that were in force prior to any such change.

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                  7.7 The Corporation shall be entitled to withhold from any awards made under the Plan the amount of taxes the Corporation deems necessary to satisfy any applicable Federal, state and local income tax withholding obligations arising from the award or to make other appropriate arrangements with Participants to satisfy such obligations.

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